Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS FIRST QUARTER 2008 RESULTS
     • Q1 Results in Line with Expectations; Company Reiterates Same-Store Full-Year Guidance for 2008
NASHVILLE, Tenn. (May 1, 2008) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the first quarter ended March 31, 2008.
For the first quarter ended March 31, 2008:
•	Consolidated revenue increased 7.1 percent to $195.2 million in the first quarter of 2008 from $182.4 million in the same period last year, driven by increases in Average Daily Rate (“ADR”) for Gaylord Hotels and strong outside-the-room spend, specifically from banquet revenues at Gaylord Opryland and Gaylord Palms.

•	Loss from continuing operations was $6.8 million, or a loss of $0.17 per share, compared to income from continuing operations of $0.7 million, or $0.02 per share, in the prior-year quarter.

•	Hospitality segment total revenue increased 6.9 percent to $177.9 million in the first quarter of 2008 compared to $166.5 million in the prior-year quarter. Gaylord Hotels’ revenue per available room[1] (“RevPAR”) and total revenue per available room[2] (“Total RevPAR”) increased 3.6 percent and 5.1 percent, respectively, compared to the first quarter of 2007.

•	Adjusted EBITDA[3] was $14.6 million in the first quarter of 2008 compared to $30.1 million in the prior-year quarter. The year-over-year decrease in Adjusted EBITDA was primarily due to the $12.0 million impairment charges associated with the termination of the La Cantera acquisition and the $15.4 million pre-opening costs associated with the Gaylord National.

•	Consolidated Cash Flow[4] (“CCF”) increased 22.0 percent to $45.4 million in the first quarter of 2008 compared to $37.2 million in the same period last year. CCF in the first quarter of 2007 included the impact of a $2.9 million charge related to the termination of a tenant lease at Opryland.

“Gaylord Entertainment’s financial performance during the first quarter was solid and in line with our expectations. Our differentiated meetings-focused strategy demonstrated its resilience in the first quarter; groups traveled as expected and outside-the-room spending remained robust. This approach led to increased profitability and additional advanced bookings from large groups despite the current economic conditions,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment.
Reed added, “We remain enthusiastic about the long-term prospects of our business. We continue to achieve success in building strong brand equity and in creating a product that is unmatched in the markets we serve. The solid group demand we saw in the first quarter gives us the confidence that our growth strategy is the right approach to growing and building the business.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the first quarter of 2008 include:
•	Gaylord Hotels’ RevPAR increased 3.6 percent to $134.34 in the first quarter of 2008 compared to $129.65 in the prior-year quarter. Gaylord Hotels’ Total RevPAR increased 5.1 percent to $323.64 in the first quarter of 2008 compared to $307.81 in the first quarter of 2007. The increase in Total RevPAR reflects strong outside-the-room spending levels and solid banquet revenue across the Gaylord network.

•	Gaylord Hotels’ CCF increased 21.5 percent to $55.8 million in the first quarter of 2008 compared to $46.0 million in the same period last year. This increase was driven by higher room rates, higher food and beverage profits, and a continued focus on effective cost control. CCF margins for the hospitality segment increased 380 basis points to 31.4 percent, compared to 27.6 percent in the prior-year quarter. The comparisons to the first quarter of last year were impacted by the $2.9 million charge related to the termination of a tenant lease at Opryland.

•	Gaylord Hotels’ same-store net definite bookings for all future years, excluding Gaylord National, decreased 21.9 percent to 262,875 room nights booked in the first quarter of 2008 compared to the same period in 2007. It should be noted that this quarter’s advanced bookings represents the second best first quarter performance on record.
Reed continued, “Our brand continues to attract high quality customers. The fundamental differences between Gaylord and those with whom we compete — the best in service, the best in accommodations, the best in convention center layout and design — allow us to retain a base of highly loyal customers, command premium rates, maintain strong occupancy levels, secure robust outside-the-room spending, and post consistent growth in CCF. Our newest property, Gaylord National, is a perfect physical example of what we do for our customers. Our STARS are each individually responsible for our continued strength of service as a brand. Their dedication and the exceptional service they provide each and every day create the platform for our financial success.”
At the property level, Gaylord Opryland generated revenue of $72.6 million in the first quarter of 2008, a 14.6 percent increase compared to the prior-year quarter, largely a result of strong outside-the-room spending levels, solid banquet revenues and increased ADR. First quarter RevPAR increased 9.4 percent to $119.46 compared to $109.19 in the same period last year, driven by increased ADR and occupancy levels. Total RevPAR increased 11.9 percent to $282.52 in the first quarter of 2008 compared to the prior-year quarter reflecting strong outside-the-room spend. As a result, CCF increased 77.8 percent to $21.4 million, versus $12.0 million in the year-ago quarter. Prior-year first quarter CCF included a $2.9 million charge to terminate a lease related to certain food and beverage space at the Gaylord Opryland. CCF margin for the quarter was 29.4 percent, compared to the 19.0 percent CCF margin (including the effect of the $2.9 million charge) in the prior-year quarter. First quarter 2008 operating statistics reflect 5,171 room nights out of available inventory compared to 8,333 room nights out of available inventory in the first quarter of 2007 due to the Opryland room renovation, which has now been completed.
Gaylord Palms posted revenue of $55.1 million in the first quarter of 2008, an increase of 4.7 percent compared to $52.6 million in the prior-year quarter. First quarter RevPAR decreased 0.5 percent to $173.20 compared to $174.08 in the same quarter last year due to a slight decrease in ADR, which was partially offset by solid occupancy levels attributed to the impact of the Easter holiday falling in the first quarter of 2008, which helped drive transient occupancy in Orlando. Total RevPAR increased 3.6 percent to $430.26 driven by an increase in occupancy and the popularity of the new Sora restaurant. CCF increased to $20.0 million compared to $18.9 million in the prior-year quarter, resulting in a CCF margin of 36.3 percent, a 30 basis point increase from the prior-year quarter.
Gaylord Texan revenue decreased 0.6 percent to $48.3 million in the first quarter of 2008, compared to $48.6 million in the prior-year quarter. RevPAR in the first quarter increased 0.3 percent to $140.55 due to a 6.0 percent increase in ADR. These results offset a 4.4 percentage point decrease in occupancy which was partially driven by the impact of the Easter holiday falling in the first quarter of 2008. Total RevPAR decreased 1.7 percent to $351.17 driven by a temporary shift to lower-spend groups. CCF decreased 3.6 percent to $14.1 million in the first quarter of 2008, versus $14.6 million in the prior-year quarter, resulting in a 29.1 percent CCF margin, a 90 basis point decrease from the prior-year quarter.

Development Update
Gaylord National in Prince George’s County outside of Washington D.C. opened its doors to its first groups on March 28, 2008, although full operational capacity was not achieved until early April due to the delay in construction completion. The company spent an additional $125.0 million in the first quarter of 2008, bringing total capital expenditures for the hotel to-date to $846.7 million. The Company expects it will receive additional billings as well as proposed change orders from the general contractor for additional costs. The Company intends to vigorously negotiate any such proposed changes with the general contractor to minimize any cost increases. Gaylord National booked an additional 139,450 room nights in the first quarter of 2008, bringing National’s cumulative net definite room nights booked to approximately 1.4 million room nights.
“We are delighted with the continued strong demand for Gaylord National, which has become the premier meetings hotel on the East Coast. The property, which is the largest non-gaming convention hotel ever opened in the United States, is truly exceptional,” continued Reed. “While construction company delays led to an opening that was certainly not up to Gaylord’s high standards, thanks to the hard work of our nearly 1,500 STARS at the hotel we are pleased to report that our guests are now enjoying positive customer service experiences. We will continue to perfect the operating model in the coming quarters and update you on our performance as appropriate.”
Additionally, as previously announced in April, the Company terminated its agreement to acquire the La Cantera Resort in San Antonio, Texas. Gaylord took a one-time charge of approximately $12.0 million as a result of the termination of this transaction.
Reed continued, “We are mindful of the current market environment and will be opportunistic and disciplined in pursuing projects that are in the best interest of our shareholders. Our expansion strategy remains intact and we continue to move forward with existing projects at Gaylord Opryland and Gaylord Texan.”
Opry and Attractions
Opry and Attractions segment revenue increased 8.0 percent to $17.1 million in the first quarter of 2008, compared to $15.8 million in the year-ago quarter. The segment’s CCF decreased to $0.3 million in the first quarter of 2008 from $0.6 million in the prior-year quarter.

Corporate and Other
Corporate and Other operating loss totaled $25.5 million in the first quarter of 2008 compared to an operating loss of $13.0 million in the same period last year. The loss reflects the previously announced $12.0 million impairment charge related to the termination of the La Cantera transaction. Corporate and Other CCF in the first quarter of 2008 decreased 15.0 percent to a loss of $10.8 million compared to a loss of $9.4 million in the same period last year.
Liquidity
As of March 31, 2008, the Company had long-term debt outstanding, including current portion, of $1,165.5 million and unrestricted and restricted cash of $17.1 million. $409.3 million of the Company’s $1.0 billion credit facility remained undrawn at the end of the first quarter of 2008, which included $10.7 million in letters of credit. The Company also repurchased approximately 656,700 shares of the Company’s stock at a cost of approximately $20 million during the first quarter of 2008. The Company has a share repurchase plan in place with authorization to repurchase up to $80 million of the Company’s stock.
Outlook
The following business performance outlook is based on current information as of May 1, 2008. The Company does not expect to update guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
“A year ago, we outlined the growth strategies in place for the business going forward. Since then, we have focused on enhancing our industry leadership through expansions of our existing properties, opening Gaylord National, increasing margins through strategic cost management programs, maintaining our high levels of service and our ability to command premium rates, and making certain that occupancy levels remain strong. We are pleased that we have been successful in all of these areas and our hard work has resulted in a stronger and better brand today,” said Reed.
“We are confident that Gaylord National will greatly increase our ability to meet the strong demand for our brand. We are enthusiastic about the long-term potential of the property and though construction delays caused a few bumps upon opening, these issues are now behind us. The feedback we are receiving from meeting planners and guests has been positive and the property is performing well. However, because of these early challenges at the property and their associated costs, we believe that it is most prudent to trim our full-year 2008 CCF guidance for the hotel by $5 million,” continued Reed.
“Looking ahead, we believe that our core group business and our growth plans will continue to yield significant value for our shareholders and reinforce our standing as the premier hospitality company in the meetings and conventions industry. That said, we are attentive to the current slow down in the broader economy and how decreased discretionary spending creates some risk for the components of our business driven by transient guest levels. This represents only a small portion of our business and is factored into our guidance. Our leading performance indicators remain strong and as such, we are reiterating same-store guidance for the full year 2008,” concluded Reed.

2008
Consolidated Cash Flow
Gaylord Hotels (Same Store)	$197 - 207 Million
Gaylord National	$45 - 55 Million
Opry and Attractions	$13 - 14 Million
Corporate and Other	$(49 - 46) Million

Total Consolidated Cash Flow	$206 - 230 Million
Gaylord Hotels Advanced Bookings	1.3 - 1.4 Million
Gaylord Hotels RevPAR	4.5% - 7%
Gaylord Hotels Total RevPAR	4% - 6%
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord

Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.
2The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock and changes in the fair value of the derivative associated with the secured forward exchange contract prior to the maturity of the secured forward exchange contract in May 2007 and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.
4As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8% and 6.75% senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com
~or~	~or~
Mark Fioravanti, Senior Vice President and Treasurer	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Rob Tanner, Director Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2008	2007
Revenues	$195,235	$182,358
Operating expenses:
Operating costs	113,489	108,553
Selling, general and administrative (a) (b)	39,541	40,800
Impairment charge	12,031	—
Preopening costs	15,575	2,945
Depreciation and amortization	21,211	19,460

Operating (loss) income	(6,612)	10,600

Interest expense, net of amounts capitalized	(3,579)	(18,777)
Interest income	324	517
Unrealized loss on Viacom stock and CBS stock	—	(2,789)
Unrealized gain on derivatives	—	9,569
Income (loss) from unconsolidated companies	236	(1,918)
Other gains and (losses), net (c)	59	5,863

(Loss) income before (benefit) provision for income taxes	(9,572)	3,065

(Benefit) provision for income taxes	(2,724)	2,408

(Loss) income from continuing operations	(6,848)	657

(Loss) income from discontinued operations, net of taxes	(458)	2,807

Net (loss) income	$(7,306)	$3,464

Basic net (loss) income per share:
(Loss) income from continuing operations	$(0.17)	$0.02
(Loss) income from discontinued operations, net of taxes	$(0.01)	$0.06

Net (loss) income	$(0.18)	$0.08

Fully diluted net (loss) income per share:
(Loss) income from continuing operations	$(0.17)	$0.02
(Loss) income from discontinued operations, net of taxes	$(0.01)	$0.06

Net (loss) income	$(0.18)	$0.08

Weighted average common shares for the period:
Basic	41,246	40,802
Fully-diluted	41,246	42,112

(a)	Includes non-cash lease expense of $1,530 and $1,554 for the three months ended March 31, 2008 and 2007, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the three months ended March 31, 2007.

(c)	Includes a non-recurring $4,539 gain related to the sale of corporate assets for the three months ended March 31, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Mar. 31,	Dec. 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$15,883	$23,592
Cash and cash equivalents — restricted	1,236	1,216
Trade receivables, net	59,282	31,371
Estimated fair value of derivative assets	937	—
Deferred income taxes	7,689	7,689
Other current assets	38,143	30,180
Current assets of discontinued operations	147	797

Total current assets	123,317	94,845

Property and equipment, net of accumulated depreciation	2,335,174	2,196,264
Intangible assets, net of accumulated amortization	162	174
Goodwill	6,915	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	4,409	4,143
Estimated fair value of derivative assets	4,467	2,043
Long-term deferred financing costs	13,466	14,621
Other long-term assets	18,719	16,382
Long-term assets of discontinued operations	—	—

Total assets	$2,508,109	$2,336,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,093	$2,058
Accounts payable and accrued liabilities	257,080	240,827
Current liabilities of discontinued operations	2,741	2,760

Total current liabilities	261,914	245,645

Long-term debt and capital lease obligations, net of current portion	1,163,424	979,042
Deferred income taxes	67,936	73,662
Estimated fair value of derivative liabilities	4,414	—
Other long-term liabilities	97,322	96,484
Long-term liabilities and minority interest of discontinued operations	520	542
Stockholders’ equity	912,579	941,492

Total liabilities and stockholders’ equity	$2,508,109	$2,336,867

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes,
Depreciation and Amortization (“Adjusted
EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Mar. 31,
	2008		2007
	$	Margin	$	Margin
Consolidated
Revenue	$195,235	100.0%	$182,358	100.0%

Net (loss) income	$(7,306)	-3.7%	$3,464	1.9%
Loss (income) from discontinued operations, net of taxes	458	0.2%	(2,807)	-1.5%
(Benefit) provision for income taxes	(2,724)	-1.4%	2,408	1.3%
Other (gains) and losses, net	(59)	0.0%	(5,863)	-3.2%
(Income) loss from unconsolidated companies	(236)	-0.1%	1,918	1.1%
Unrealized gain on derivatives	—	0.0%	(9,569)	-5.2%
Unrealized loss on Viacom stock and CBS stock	—	0.0%	2,789	1.5%
Interest expense, net	3,255	1.7%	18,260	10.0%

Operating (loss) income (1)	(6,612)	-3.4%	10,600	5.8%
Depreciation & amortization	21,211	10.9%	19,460	10.7%

Adjusted EBITDA	14,599	7.5%	30,060	16.5%
Pre-opening costs	15,575	8.0%	2,945	1.6%
Impairment charge	12,031	6.2%	—	0.0%
Other non-cash expenses	1,530	0.8%	1,554	0.9%
Stock option expense	1,526	0.8%	1,407	0.8%
Other gains and (losses), net (2)	59	0.0%	5,863	3.2%
Losses and (gains) on sales of assets	32	0.0%	(4,664)	-2.6%

CCF	$45,352	23.2%	$37,165	20.4%

Hospitality segment
Revenue	$177,944	100.0%	$166,461	100.0%
Operating income (1)	19,917	11.2%	24,617	14.8%
Depreciation & amortization	18,261	10.3%	16,425	9.9%
Pre-opening costs	15,575	8.8%	2,945	1.8%
Other non-cash expenses	1,530	0.9%	1,554	0.9%
Stock option expense	470	0.3%	423	0.3%
Other gains and (losses), net	59	0.0%	(10)	0.0%
Losses on sales of assets	32	0.0%	—	0.0%

CCF	$55,844	31.4%	$45,954	27.6%

Opry and Attractions segment
Revenue	$17,116	100.0%	$15,842	100.0%
Operating loss	(1,044)	-6.1%	(1,006)	-6.4%
Depreciation & amortization	1,300	7.6%	1,556	9.8%
Stock option expense	78	0.5%	77	0.5%
Other gains and (losses), net	—	0.0%	(2)	0.0%

CCF	$334	2.0%	$625	3.9%

Corporate and Other segment
Revenue	$175		$55
Operating loss	(25,485)		(13,011)
Depreciation & amortization	1,650		1,479
Impairment charge	12,031		—
Stock option expense	978		907
Other gains and (losses), net (2)	—		5,875
Gains on sales of assets	—		(4,664)

CCF	$(10,826)		$(9,414)

(1)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the three months ended March 31, 2007.

(2)	Includes a non-recurring $4,539 gain related to the sale of corporate assets for the three months ended March 31, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2008	2007
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1)

Occupancy	77.3%	77.3%
Average daily rate (ADR)	$173.75	$167.63
RevPAR	$134.34	$129.65
OtherPAR	$189.30	$178.16
Total RevPAR	$323.64	$307.81

Revenue	$177,944	$166,461
CCF (2)	$55,844	$45,954
CCF Margin	31.4%	27.6%

Gaylord Opryland (1)

Occupancy	76.0%	74.2%
Average daily rate (ADR)	$157.21	$147.20
RevPAR	$119.46	$109.19
OtherPAR	$163.06	$143.26
Total RevPAR	$282.52	$252.45

Revenue	$72,591	$63,355
CCF (2)	$21,372	$12,017
CCF Margin	29.4%	19.0%

Gaylord Palms

Occupancy	84.4%	83.8%
Average daily rate (ADR)	$205.15	$207.80
RevPAR	$173.20	$174.08
OtherPAR	$257.06	$241.31
Total RevPAR	$430.26	$415.39

Revenue	$55,050	$52,564
CCF	$19,962	$18,939
CCF Margin	36.3%	36.0%

Gaylord Texan

Occupancy	76.2%	80.6%
Average daily rate (ADR)	$184.37	$173.95
RevPAR	$140.55	$140.13
OtherPAR	$210.62	$217.14
Total RevPAR	$351.17	$357.27

Revenue	$48,287	$48,585
CCF	$14,056	$14,576
CCF Margin	29.1%	30.0%

Nashville Radisson and Other (3)
Occupancy	62.1%	60.5%
Average daily rate (ADR)	$99.23	$98.20
RevPAR	$61.67	$59.43
OtherPAR	$13.02	$13.54
Total RevPAR	$74.69	$72.97

Revenue	$2,016	$1,957
CCF	$454	$422
CCF Margin	22.5%	21.6%

(1)	Excludes 5,171 and 8,333 room nights that were taken out of service during the three months ended March 31, 2008 and 2007, respectively, as a result of the rooms renovation program at Gaylord Opryland.

(2)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the three months ended March 31, 2007.

(3)	Includes other hospitality revenue and expense

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (“Adjusted EBITDA”) and Consolidated
Cash Flow (“CCF”) reconciliation:

	Guidance Range
	Full Year 2008
	Low	High
Hospitality segment (same store)
Estimated Operating income (loss)	$124,500	$132,000
Estimated Depreciation & amortization	64,000	66,000

Estimated Adjusted EBITDA	$188,500	$198,000
Estimated Pre-opening costs	500	550
Estimated Non-cash lease expense	6,100	6,100
Estimated Stock Option Expense	1,900	2,200
Estimated Gains and (losses), net	0	150

Estimated CCF	$197,000	$207,000

Gaylord National
Estimated Operating income (loss)	$5,500	$12,000
Estimated Depreciation & amortization	19,500	21,500

Estimated Adjusted EBITDA	$25,000	$33,500
Estimated Pre-opening costs	19,800	21,100
Estimated Stock Option Expense	200	300
Estimated Gains and (losses), net	0	100

Estimated CCF	$45,000	$55,000

Opry and Attractions segment
Estimated Operating income (loss)	$7,700	$8,250
Estimated Depreciation & amortization	5,000	5,250

Estimated Adjusted EBITDA	$12,700	$13,500
Estimated Stock Option Expense	300	450
Estimated Gains and (losses), net	0	50

Estimated CCF	$13,000	$14,000

Corporate and Other segment
Estimated Operating income (loss)	($61,050)	($57,200)
Estimated Depreciation & amortization	7,550	7,000

Estimated Adjusted EBITDA	($53,500)	($50,200)
Estimated Stock Option Expense	4,500	4,000
Estimated Gains and (losses), net	0	200

Estimated CCF	($49,000)	($46,000)